As filed with the Securities and Exchange Commission on August 11, 1998

                                                        File No. _______________

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                       Metropolitan Health Networks, Inc.
               (Exact name of issuer as specified in its charter)

          Florida                                     65-0635748
(State or other jurisdiction             (I.R.S. Employer Identification No.)
of incorporation or organization)


5100 Town Center Circle, Suite 560
         Boca Raton, Florida                              33486
(Address of principal executive offices)               (Zip Code)


                          STOCK COMPENSATION AGREEMENTS


                            (Full title of the plan)

                           Noel J. Guillama, President
                       5100 Town Center Circle, Suite 560
                            Boca Raton, Florida 33486
                          Telephone No.: (561) 416-9484
                     (Name and address of agent for service)

                                    Copy to:
                             Roxanne K. Beilly, Esq.
                      Atlas, Pearlman, Trop & Borkson, P.A.
                     200 East Las Olas Boulevard, Suite 1900
                            Fort Lauderdale, FL 33301
                                 (954) 763-1200

                         CALCULATION OF REGISTRATION FEE

==========================================================================================================================
                                                                Proposed              Proposed
                                                                maximum               maximum
                                                                offering              aggregate               Amount of
Title of securities              Amount to be                   price per             offering                registration
to be registered                 registered                     share(1)              price(1)                fee(1)
==========================================================================================================================
Common Stock
($.001 par value)                86,456 shares                  $2.97                 $256,775                $ 75.75
==========================================================================================================================


         (1) Pursuant to Rule 457(c), the maximum offering price was calculated based upon the average of the bid and ask price of the Common Stock of the Company on the NASDAQ SmallCap Market on July 31, 1998.

                       METROPOLITAN HEALTH NETWORKS, INC.

         CROSS REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGULATION S-K

                  Form S-8 Item Number
                     and Caption                                Caption in Prospectus
          1.      Forepart of Registration                    Facing Page of Registration Statement
                  Statement and Outside Front                 and Cover Page of Prospectus
                  Cover Page of Prospectus

          2.      Inside Front and Outside Back               Inside Cover Page of Prospectus and
                  Cover Pages of Prospectus                   Outside Cover Page of Prospectus

          3.      Summary Information, Risk                   Not Applicable
                  Factors and Ratio of Earnings
                  to Fixed Charges

          4.      Use of Proceeds                             Not Applicable

          5.      Determination of Offering Price             Not Applicable

          6.      Dilution                                    Not Applicable

          7.      Selling Security Holders                    Sales by Selling Security Holders

          8.      Plan of Distribution                        Cover Page of Prospectus and Sales by Selling
                                                              Security Holders

          9.      Description of Securities to be             Description of Securities;
                  Registered                                  Consulting Agreements

         10.      Interests of Named Experts                  Legal Matters
                  and Counsel

         11.      Material Changes                            Not Applicable

         12.      Incorporation of Certain                    Incorporation of Certain Documents
                  Information by Reference                    by Reference

         13.      Disclosure of Commission                    Indemnification of Directors and Officers;
                  Position on Indemnification for             Undertakings
                  Securities Act Liabilities

         PROSPECTUS
                       METROPOLITAN HEALTH NETWORKS, INC.

                          86,456 Shares of Common Stock
                                ($.001 par value)

                Issued Pursuant to a Stock Compensation Agreement

                  This Prospectus is part of a Registration Statement which registers 86,456 shares of Common Stock, $.001 par value (such shares being referred to as the "Shares"), of Metropolitan Health Networks, Inc. (the "Company"), which have been issued, as set forth herein, to certain employees of the Company in lieu of cash payments for compensation (collectively referred to as "Selling Security Holders") pursuant to the terms of written Agreement between the Company and the Selling Security Holders ("Stock Compensation Agreement").

                  The Company has been advised by the Selling Security Holders that they may sell all or a portion of the Shares from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and that such Shares will be sold at market prices prevailing at the time of such sales or at negotiated prices, and the Company will not receive any proceeds from such sales.

                  No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the Shares issuable under the terms of the Agreement shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

                    The date of this Prospectus is August 11, 1998.

                              AVAILABLE INFORMATION

                  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is traded on the NASDAQ SmallCap Market under the symbol "MDPA." Electronic Reports and other information found through the Electronic Data Gathering, Analysis & Retrieval System are probably available through the Commission's website (http://www.sec.gov.).

                  The Company has filed with the Commission a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the resale of up to an aggregate of up to 30,000 shares of the Company's Common Stock, which may be issued to the Selling Security Holders pursuant to the written Agreement. This Prospectus, which is Part I of the Registration Statement, omits certain information contained in the Registration Statement. For further information with respect to the Company and the shares of the Common Stock offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto. Statements in this Prospectus as to any document are not necessarily complete, and where any such document is an exhibit to the Registration Statement or is incorporated by reference herein, each such statement is qualified in all respects by the provisions of such exhibit or other document, to which reference is hereby made, for a full statement of the provisions thereof. A copy of the Registration Statement, with exhibits, may be obtained from the Commission's office in Washington, D.C. (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

                           (a) The Company's Annual Report on Form 10-KSB for the year ended June 30, 1997.

                           (b) The Company's Quarterly Reports on Form 10-QSB for the quarterly periods ended September 30, 1997, December 31, 1997 and March 31, 1998.

                  (c) The Company's Current Reports on Form 8-K and amendments thereto filed March 26, 1997, May 27, 1997, August 21, 1997, October 20, 1997, March 9, 1998, April 17, 1998, May 8, 1998, June 16, 1998 and August 6,1998.

                  (d) All reports and documents filed by the Company pursuant to Sections 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, Metropolitan Health Networks, Inc., 5100 Town Center Circle, Suite 560, Boca Raton, Florida 33486.

                                   THE COMPANY

         Metropolitan Health Networks, Inc. (the "Company") was incorporated in the State of Florida in January 1996 for the purpose of developing a vertically and horizontally integrated health care delivery network (the "Network"). The Network provides primary and sub-specialty physician care as well as diagnostic and therapeutic services.

         The Company is developing its Network through the acquisition, expansion and integration of (i) physician care practices (the "Physician Practices") together with (ii) laboratories, pharmacies and diagnostic and rehabilitation centers ("Ancillary Services").

         The Company is organized, in principal part, as a multi-county vertically and horizontally integrated medical group practice. As such, all of the physicians to be employed by the Company will provide an aggregate minimum of 75% of their services through the group practice and all physician services are to be billed under one common Medicare provider number. The Company believes it will meet all government requirements of a "group practice" to avail itself of benefits available to group practices under Florida and federal laws.

         The Company's goal through its Network is to provide quality, cost effective and outcome oriented health care in Dade, Broward and Palm Beach Counties, Florida, a tri-county area with a population in excess of four million.

         The Company's strategy is to develop and expand a locally prominent, integrated health care delivery network in Dade, Broward and Palm Beach counties Florida within a medical group practice structure, that provides a high quality and cost-effective health care delivery system. The Company's principal strategy for developing and expanding its network is through the acquisition of (through purchases, merger or otherwise) or affiliation with physicians, medical groups, and other health care providers in the South Florida market. The Company seeks to acquire or otherwise affiliate with physician groups and other providers in their local markets with reputations for providing quality cost effective healthcare services. The Company also seeks to acquire Ancillary Services, including laboratories, pharmacies and diagnostic and rehabilitation centers within its group practice structure. The Company believes that by increasing marketing activities, enhancing patient service and improving the accessibility of care, it will increase the Company's market share. The Company also believes strategic alliances with hospitals and health plans will improve the delivery of managed health care. The Company also believes that by the consolidation of management and administrative services that its costs should be reduced.

         The Company has completed the acquisition of General Medical Associates, a multi-disciplinary musculoskeletal practice. The Company has also acquired Magnetic Resonance Imaging Center, a fixed and mobile magnetic resonance imagery business which is engaged in performing and reading magnetic resonance images for patients primarily located in South Florida and Datascan of Florida, Inc., a mobile diagnostic services company which provides nerve conduction, vascular and ultrasound studies in South Florida. Most recently, the Company acquired the assets and operations of two primary medical offices from Primedica Healthcare, Inc. located in North Miami Beach, Florida.

         On March 9, 1998, the Company consummated an agreement with Trident Medical Concepts, Inc. ("Trident") wherein Trident was to merge into Metcare, VI, Inc., a wholly owned subsidiary of the Company. However, on May 1, 1998 the agreement, pursuant to its terms was unwound by the Company for failure to obtain Trident's lenders consent to the transaction.

Stock Compensation Agreement

         On July 27, 1998, the Company and employees/Selling Security Holders entered into a Stock Compensation Agreement, pursuant to which the employees/Selling Security Holders have received an aggregate of 86,456 shares of Common Stock of the Company in consideration for services performed by the employees/Selling Security Holders for the period of March, April, July and August, 1998. The employees/Selling Security Holders receiving these shares in lieu of a cash payment and the amount of compensation are Noel Guillama, $8,333. Dr. Martin Harrison, $23,333; Michael Goldstein, $13,333; and Donald B. Cohen, $9,033. Subsequent to entering into this agreement, the Board of Directors authorized a stock price guarantee whereby, in the event that these shares sell for less than the conversion price, $2.50, the Company will issue, in cash, an amount representing the difference between the conversion price and the market price at date of sale. Additionally, the employees/Selling Security Holders have agreed not to sell more than 25% of the stock received in any one month unless there is prior approval from the President and the management of the Company so as to provide for an orderly disposition of these shares.

Restrictions Under Securities Laws

         The sale of any shares of Common Stock must be made in compliance with federal and state securities laws. Officers, directors and 10% or greater stockholders of the Company, as well as certain other persons or parties who may be deemed to be "affiliates" of the Company under the Federal Securities Laws, should be aware that resales by affiliates can only be made pursuant to an effective Registration Statement, Rule 144 or any other applicable exemption. Officers, directors and 10% and greater stockholders are also subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934.

                        SALES BY SELLING SECURITY HOLDERS

         The following table sets forth the name of the Selling Security Holders, the amount of shares of Common Stock held directly or indirectly or underlying the maximum number of options to be issued to the Selling Security Holders, the exercise price for the Options, the amount of Common Stock to be owned by the Selling Security Holders following sale of such shares of Common Stock and the percentage of shares of Common Stock to be owned by the Selling Security Holder following completion of such offering (based on 6,336,569 shares of Common Stock of the Company outstanding at August 7, 1998).

                                                                                     Estimated        Percentage
                                                                                   Shares to be       to be Owned
Name of Selling                             Beneficial            Shares to         Owned After         After
Security Holder                            Shares Owned          be Offered          Offering          Offering
---------------                            ------------          ----------        ------------       -----------
Noel Guillama (1)                           591,392               13,334                 604,726          8.95%

Dr. Martin Harrison (2)                     565,154               37,334                 602,488          8.92%

Michael Goldstein (3)                       200,000               21,334                 221,334          2.62%

Donald Cohen  (4)                            284,000              14,454                 298,454          4.42%

(1) Includes (1) 265,000 shares held by Guillama Family Holdings, Inc., a corporation in which Mr. Guillama is a shareholder, (2) 142,000 shares held by Mr. Guillama as trustee for his minor son, (3) 100,000 shares held by Mr. Guillama's wife, (4) 15,000 shares owned by Beacon Equity Group, a corporation in which Mr. Guillama is a director, and (5) 68,666 shares owned by Beacon Consulting Group, Inc., a corporation in which Mr. Guillama is a director.

(2) Includes (1) 70,000 shares issuable upon exercise of options at a price of $2.55 per share until March 31, 2003, (2) 7,000 shares issuable upon exercise of options at a price of $6.938 until April 18, 2003, and (3) 7,000 shares issuable upon exercise of options at a price of $7.938 until April 18, 2003.

(3) Includes 40,000 shares issuable upon exercise of options at a price of $2.55 per share until March 31, 2003.

(4) Includes (1) 14,000 shares issuable upon exercise of options at a price of $3.00 per option until January 15, 2002, (2) 27,000 shares issuable upon exercise of options at a price of $3.00 per share until April 29, 2002, (3) 40,000 issuable upon exercise of options at a price of $3.00 until October 16, 2002, (4) 50,000 shares issuable upon exercise of options at a price of $3.00 until October 21, 2002, (5) 50,000 issuable upon exercise of options at a price of $3.00 until April 1, 2003, and
         (6) 28,000 shares issuable upon exercise of options at a price of $3.00 until April 29, 2003.


                            DESCRIPTION OF SECURITIES

COMMON STOCK

         The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, $.001 par value per share of which 6,423,025 [includes shares issued to employees] were outstanding as of July 31, 1998. Holders of the Common Stock do not have preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of Common Stock are entitled to share equally in dividends from sources legally available therefor when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to stockholders. All outstanding shares of Common Stock are validly authorized and issued, fully paid and nonassessable.

PREFERRED STOCK

         The Board of Directors has the ability to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights, voting rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any series or the designation of any such series, without further vote or action by the shareholders. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company without further action by the shareholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

         The Board of Directors has designated 30,000 shares of Preferred Stock as Series A Convertible Preferred Stock of which 5,000 shares are currently outstanding. The Board of Directors has also designated 7,000 shares of Preferred Stock Class B Convertible Preferred Stock of which 1,200 shares are currently issued and outstanding.

Series A Preferred Stock.

         Designation and Number of Shares. The Company has designated 30,000 shares of its Preferred Stock as "Series A Preferred Stock" of a par value of $.001 per share of which 5,000 shares are issued and outstanding.

         Dividend Rights. Holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share, as a percentage of the stated value of $100 per share ("Stated Value") equal to 10% percent per annum ("Initial Dividends"), payable, in cash or shares of Common Stock (subject to the terms and conditions hereof) at the option of the Company quarterly in arrears, but in no event later than conversion applicable to such share of Series A Preferred Stock.

         Conversion.

                  (a) Each share of Series A Preferred Stock shall be convertible into shares of Common Stock at the Conversion Ratio (as defined herein) at the option of the holder in whole or in part as at any time after the expiration of the 360th day after the date of issuance. "Conversion Ratio" means, at any time, a fraction, of which the numerator is Stated Value plus accrued but unpaid dividends (including any accrued but unpaid interest thereon) but only to the extent not paid in shares of Common Stock in accordance with the terms hereof, and of which the denominator is the Conversion Price at such time. The Company shall have the right to deny conversion of the Series A Preferred Stock, at which time the holder shall be entitled to receive and the Company shall pay additional cumulative dividends at the rate per share (as a percentage of the Stated Value) equal to 5% per annum, and together with the Initial Dividend rate, to equal fifteen (15%) percent per annum payable under the same terms as the Initial Dividends.

                  (b) The conversion price for each share of Series A Preferred Stock (the "Conversion Price") in effect on any conversion date shall be the lesser of (a) 85% of the average closing bid price of the Common Stock reported by the principal exchange on which the Common Stock is traded, the NASDAQ Small Cap Market or any other exchange the Common Stock is then traded, for the ten
(10) trading days immediately preceding the Conversion Date, or (b) $6.00.

                  (c) The Conversion Price will be subject to adjustment in certain events, including (i) the issuance of capital stock as a dividend or distribution on Common Stock, (ii) subdivision, combinations, reverse stock splits and reclassification of the Common Stock, (iii) the fixing of a record date for the issuance to all holders of Common Stock of rights or warrants entitling them (for a period expiring within 45 days of such record date) to subscribe for Common Stock and (iv) the fixing of a record date for the distribution to all holders of Common Stock of evidence of indebtedness or assets (other than cash dividends) of the Company or subscription rights or warrants (other than those referred to above).

         Redemption. The Company shall have the right, exercisable at any time upon ten (10) trading days notice to the holders of the Series A Preferred Stock given at any time after the expiration of two years after the date of issuance to redeem, from funds legally available therefor at the time of such redemption, all or any portion of the shares of Series A Preferred Stock which have not previously been converted or redeemed, at a price equal to 105% of the product of (i) the number of shares of Preferred Stock then held by the holder, and (ii) the Stated Value.

         Voting Rights. Except as provided by law, the Series A Preferred Stock shall not be entitled to vote on matters submitted to a vote of the shareholders of the Company.

         Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, holders of the Series A Preferred Stock shall be entitled to receive, after due payment or provision for payment for the debts and other liabilities of the Company, a liquidating distribution before any distribution may be made to holders of Common Stock of the Company. The holders of the Series A Preferred Stock outstanding shall be entitled to receive an amount equal to the Stated Value, plus declared dividends to the date of the final distribution, whether or not such liquidation, dissolution or winding up is voluntary or involuntary on the part of the Company.

         Miscellaneous.  The Series A Preferred Stock has no preemptive rights.

Series B Convertible Preferred Stock

         Designation and Amount. The Company has designated 7,000 shares of Preferred Stock as Series B Preferred Stock with the stated value as One Thousand Dollars ($1,000) per share (the "Stated Value").

         Rank. The Series B Preferred Stock shall rank (i) prior to the Company's common stock, par value $.001 per share (the "Common Stock"); (ii) prior to any class or series of capital stock of the Company hereafter created (unless, with the consent of the holders of Series B Preferred Stock, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series B Preferred Stock) (collectively, with the Common Stock, "Junior Securities"); (iii) pari passu with any class or series of capital stock of the Company hereafter created (with the consent of the holders of Series B Preferred Stock) specifically ranking, by its terms, on parity with the Series B Preferred Stock ("Pari Passu Securities"); and (iv) junior to any class or series of capital stock of the Company hereafter created (with the consent of the holders of Series B Preferred Stock obtained in accordance with Article IX hereof) specifically ranking, by its terms, senior to the Series B Preferred Stock ("Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

         Dividend Rights. Holders of the Series B Preferred Stock shall be entitled to receive, whether or not declared by the Board of Directors out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share, as a percentage of the stated value of $1,000 per share ("Stated Value") equal to 5% percent per annum ("Initial Dividends"), payable, in cash or shares of Common Stock (subject to the terms and conditions hereof) at the option of the Company quarterly in arrears, but in no event later than conversion applicable to such share of Series B Preferred Stock.

         Liquidation Preference

                  (a) At the option of any holder of Series B Preferred Stock, upon the sale, conveyance or disposition of all or substantially all of the assets of the Company, the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or the consolidation, merger or other business combination of the Company with or into any other entity when the Company is not the survivor shall either: (i) be deemed to be a liquidation, dissolution or winding up of the Company pursuant to which the Company shall be required to distribute upon consummation of such transaction an amount equal to 120% of the Liquidation Preference with respect to each outstanding share of Series B Preferred Stock or (ii) be treated pursuant to the provisions under "Conversion at the Option of the Holder" described herein.

                  (b) For purposes hereof, the "Liquidation Preference" with respect to a share of the Series B Preferred Stock shall mean an amount equal to the sum of (i) the Stated Value thereof plus (ii) and amount equal to five percent (5%) per annum of such Stated Value for the period beginning on the date of issuance of the Series B Preferred Stock (the "Issue Date") and ending on the date of final distribution to the holder thereof (prorated for any portion of such period).

         Redemption

                  (a) If any of the following events (each, a "Mandatory Redemption Event") shall occur:

                           (i) The Company fails to issue shares of Common Stock
to the holders of Series B Preferred Stock upon exercise by the holders of their conversion rights fails to transfer or to cause its transfer agent to transfer any certificate for shares of Common Stock issued to the holders upon conversion of the Series B Preferred Stock as and when required, fails to remove any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate or any shares of Common Stock issued to the holders of Series B Preferred Stock upon conversion of the Series B Preferred Stock, or fails to fulfill its obligations pursuant to certain Sections of the Purchase Agreement therefor and any such failure shall continue uncured for ten (10) business days;

                           (ii) In connection with the Securities Purchase
Agreement dated April 24, 1998, the Company fails to obtain effectiveness with the Securities and Exchange Commission (the "SEC") of a Registration Statement registering the shares of Common Stock underlying the Series B Preferred Stock prior to October 31, 1998 or such Registration Statement lapses in effect (or sales otherwise cannot be made thereunder, whether by reason of the Company's failure to amend or supplement the prospectus included therein for more than thirty (30) consecutive days or sixty (60) days in any twelve (12) month period after such Registration Statement becomes effective. In connection with shares of Series B Preferred Stock issued pursuant to any other securities purchase agreement the Corporation fails to obtain effectiveness with the Securities and Exchange Commission (the "SEC") of the Registration Statement (as defined in the Registration Rights Agreement) prior to the expiration of six (6) months from the date of issuance of the Series B Preferred Stock or such Registration Statement lapses in effect (or sales otherwise cannot be made thereunder, whether by reason of the Company's failure to amend or supplement the prospectus included therein in accordance with the Registration Rights Agreement or otherwise) for more than thirty (30) consecutive days or sixty (60) days in any twelve (12) month period after such Registration Statement becomes effective;

                           (iii) The Company shall make an assignment for the
benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for all or substantially all of its property or business; or such a receiver or trustee shall otherwise be appointed;

                           (iv) Bankruptcy, insolvency, reorganization or
liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any subsidiary of the Company;

                           (v) The Company shall fail to maintain the listing of
the Common Stock on the Nasdaq National Market, the Nasdaq SmallCap Market ("Nasdaq SmallCap"), the New York Stock Exchange or the American Stock Exchange and such failure shall remain uncured for at least ten (10) business days, then, upon the occurrence and during the continuation of any Mandatory Redemption Event, the Company shall purchase each holder's shares of Series B Preferred Stock for an amount per share equal to the greater of (1) 120% multiplied by the sum of (a) the Stated Value of the shares to be redeemed (the "Mandatory Redemption Date"), and (2) the "parity value" of the shares to be redeemed, where parity value means the product of (a) the number of shares of Common Stock issuable upon conversion of such shares multiplied by (b) the Closing Price for the Common Stock on such "Conversion Date" (the greater of such amounts being referred to as the "Mandatory Redemption Amount").

                  In the case of a Mandatory Redemption Event, if the Company fails to pay the Mandatory Redemption Amount for each share within five (5) business days of written notice that such amount is due and payable, then (assuming there are sufficient authorized shares) in addition to all other available remedies, each holder of Series B Preferred Stock shall have the right at any time, so long as the Mandatory Redemption Event continues, to require the Company, upon written notice, to immediately issue in lieu of the Mandatory Redemption Amount, with respect to each outstanding share of Series B Preferred Stock held by such holder, the number of shares of Common Stock of the Company equal to the Mandatory Redemption Amount divided by the Conversion Price then in effect.

                  (b) If the Series B Preferred Stock ceases to be convertible as a result of the limitations described under "Conversion at the Option of the Holder" described herein (a "19.99% Redemption Event"), and the Company has not prior to, or within thirty (30) days of, the date that such 19.99% Redemption Event arises, (i) obtained approval of the issuance of the additional shares of Common Stock by the requisite vote of the holders of the then-outstanding Common Stock (not including any shares of Common Stock held by present or former holders of Series B Preferred Stock that were issued upon conversion of Series B Preferred Stock); or (ii) received other permission pursuant to Nasdaq Marketplace Rule 4460(i) allowing the Company to resume issuances of shares of Common Stock upon conversion of Series B Preferred Stock, then the Company shall be obligated to redeem immediately all of the then outstanding Series B Preferred Stock, in accordance with this Article 5(b). An irrevocable Redemption Notice shall be delivered promptly to the holders of Series B Preferred Stock at their registered address appearing on the records of the Company and shall state
(1) that 19.99% of the Outstanding Common Amount (as defined herein) has been issued upon exercise of the Series B Preferred Stock; (2) that the Company is obligated to redeem all of the outstanding Series B Preferred Stock; and (3) the Mandatory Redemption Date, which shall be a date within five (5) business days of the date of the Redemption Notice. On the Mandatory Redemption Date, the Company shall make payment of the Mandatory Redemption Amount (as defined in Article 5(a) above) in cash. If the Company fails to redeem in accordance with the provisions hereof, in addition to all other remedies available to the holders of the Series B Preferred Stock, upon request of a majority-in-interest of the Series B Preferred Stock, the Company shall terminate the listing of its Common Stock on Nasdaq SmallCap (and any other exchange or quotation system with a rule substantially similar to Rule 4460(i)) and cause its Common Stock to be eligible for trading on the over-the-counter electronic bulletin board.

                  (c) So long as no Mandatory Redemption Event shall have occurred and be continuing, the Company shall have the right, on the date which is the third (3rd) anniversary of the date on which the Registration Statement is declared effective by the SEC, exercisable on not less than twenty (20) Trading Days prior written notice to the holders of Series B Preferred Stock, to redeem all of the outstanding shares of Series B Preferred Stock in accordance herewith. If the Company exercises its right to redeem the Series B Preferred Stock, the Company shall make payment to the holders of an amount in cash (the "Optional Redemption Amount") equal to 120% of the Stated Value of the shares of Series B Preferred Stock to be redeemed plus any unpaid dividends for each share of Series B Preferred Stock then held.

         Conversion at the Option of the Holder

                  (a) Each holder of shares of Series B Preferred Stock may, convert any or all of the shares of Series B Preferred Stock into Common Stock as follows (an "Optional Conversion"). Each share of Series B Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (1) the Stated Value thereof by (2) the then effective Conversion Price (as defined below).

                  (b) The "Conversion Price" shall be the lesser of the Market Price (as defined herein) and the Fixed Conversion Price (as defined herein), subject to certain adjustments as described herein. "Market Price" shall mean the average of the two (2) lowest Closing Bid Prices during the twelve (12) consecutive Trading Day period ending one (1) Trading Day prior to the date (the "Conversion Date") the Conversion Notice is sent by a holder to the Company via facsimile (the "Pricing Period").
The "Fixed Conversion Price" shall mean $4.00.

                  Notwithstanding anything contained in the foregoing the Conversion Prices subject to certain adjustments including in the event of merger, consolidation, stock dividends, stock splits as set forth in the Company's Articles of Incorporation.

         Automatic Conversion

         So long as a Registration Statement cover the Common Stock underlying the Series B Preferred Stock is effective and there is not then a continuing Mandatory Redemption Event, each share of Series B Preferred Stock issued and outstanding on April 24, 2003, subject to any adjustment (the "Automatic Conversion Date"), automatically shall be converted into shares of Common Stock on such date at the then effective Conversion Price in accordance with, and subject to, the provisions of Article VI hereof (the "Automatic Conversion"). The Automatic Conversion Date shall be delayed by one (1) Trading Day each for each Trading Day occurring prior thereto and prior to the full conversion of the Series B Preferred Stock that (i) sales cannot be made pursuant to the Registration Statement (whether by reason of the Company's failure to properly supplement or amend the prospectus included therein in accordance with the terms of the Registration Rights Agreement or otherwise including any Allowed Delays; or (ii) any Default Event exists, without regard to whether any cure periods shall have run.

         Voting Rights

         The holders of the Series B Preferred Stock have no voting power whatsoever, except as otherwise provided by the Florida Company Law ("FCL").

         Protective Provisions

         So long as shares of Series B Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by the FCL) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock: (a) alter or change the rights, preferences or privileges of the Series B Preferred Stock or any Senior Securities so as to affect adversely the Series B Preferred Stock; (b) create any new class or series of capital stock having a preference over the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company; (c) create any new class or series of capital stock ranking pari passu with the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company; (d) increase the authorized number of shares of Series B Preferred Stock; or (e) do any act or thing not authorized or contemplated by the terms of the Series B Preferred Stock which would result in taxation of the holders of shares of the Series B Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

         Company has not paid any cash dividends on its common stock and Company does not currently intend to declare or pay cash dividends in the foreseeable future. Company intends to retain any earnings that may be generated to provide funds for the operation of its business.

TRANSFER AND WARRANT AGENT AND REGISTRAR

         The transfer agent and registrar for the securities of the Company is Florida Atlantic Stock Transfer, Tamarac, Florida.

                                  LEGAL MATTERS

         Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson, P.A., Counsel for the Company, Fort Lauderdale, Florida. Members of Atlas, Pearlman, Trop & Borkson, P.A. own an aggregate of 55,000 shares of the Company's Common Stock.

                                 INDEMNIFICATION

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Company's Articles of Incorporation provide that the Company shall indemnify and may insure its officers and directors to the fullest extent permitted by law.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (i) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) deriving an improper personal benefit from a transaction, (iii) voting for or assenting to an unlawful distribution, and (iv) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Federal securities laws.

         The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The documents listed in (a) through (d) below are incorporated by reference in the Registration Statement. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.


                  (a) The Company's Annual Report on Form 10-KSB for the year ended June 30, 1997.

                  (b) The Company's Quarterly Reports on Form 10-QSB for the quarterly periods ended September 30, 1997, December 31, 1997 and March 31, 1998.

                  (c) The Company's Current Reports on Form 8-K filed March 26, 1997, May 27, 1997, August 21, 1997, October 20, 1997, March 9, 1998, April 17,
1998, May 8, 1998, June 16, 1998 and August 6, 1998 .

                  (d) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's document referred to in (a) above.

Item 4.  Description of Securities

         A description of the Company's securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

Item 5.  Interests of Named Experts and Counsel

         Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson, P.A., Counsel for the Company, Fort Lauderdale, Florida. Members of Atlas, Pearlman, Trop & Borkson, P.A. own an aggregate of 55,000 shares of the Company's Common Stock.

Item 6.  Indemnification of Directors and Officers

         The Company has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Company's Articles of Incorporation provide that the Company shall indemnify and may insure its officers and directors to the fullest extent permitted by law.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (i) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) deriving an improper personal benefit from a transaction, (iii) voting for or assenting to an unlawful distribution and (iv) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Federal securities laws.

         The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed

         Inasmuch as the Selling Security Holders who will receive the Shares of the Company are knowledgeable, sophisticated and has access to comprehensive information relevant to the Company, such transaction was undertaken in reliance on the exemption from registration provided by Section 4(2) of the Act. As a condition precedent to such grant, the Selling Security Holders are required to express an investment intent and consent to the imprinting of a restrictive legend on each stock certificate to be received from the Company except upon sale of the underlying Shares of Common Stock pursuant to a registration statement.

Item 8.  Exhibits

Exhibit                                     Description

(5) Opinion of Atlas, Pearlman, Trop & Borkson, P.A. relating to the issuance of shares of securities pursuant to the Stock Compensation Agreement

(10.1) Stock Compensation Agreement dated July 27, 1998 between the Company (See "Index to Exhibits")

(23.1) Consent of Atlas, Pearlman, Trop & Borkson, P.A. included in the opinion filed as exhibit (5) hereto

(23.2)            Consents of independent certified public accountants
--------------------------

Item 9.  Undertakings

         (1)      The undersigned Registrant hereby undertakes:

                  (a) To file, during any period in which offerings or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (b) That, for the purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, and the State of Florida, on the _______ day of July, 1998.

                                    METROPOLITAN HEALTH NETWORKS, INC.


                                    By:/s/ Noel J. Guillama
                                       ------------------------------------
                                        Noel J. Guillama
                                        Chairman of the Board and President

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                            Title                              Date

                                                     President, Chief Executive
                                                     and Operating Officer
                                                     (Principal Executive
/s/Noel J. Guillama                                  Operating Officer) and               August 7, 1998
-------------------                                  Chairman of the Board
Noel J. Guillama

                                                     Chief Financial Officer and
/s/Donald B. Cohen                                   Director                             August 7, 1998
-------------------
Donald B. Cohen


/s/ Robert L. Kagan                                  Director                             August 7, 1998
-------------------
Robert L. Kagan, M.D.


/s/ Kenneth J. Hall                                  Director                             August 7, 1998
-------------------
Kenneth J. Hall

___________________                                  Director                             August  , 1998
Hans J. Hvide


___________________                                  Director                             August  , 1998
Raul Pera Henze

                                INDEX TO EXHIBITS


Exhibit Number       Description

(5)                  Opinion of Atlas, Pearlman, Trop & Borkson, P.A. relating to the issuance of shares of securities pursuant to the above Consulting Agreement

(10.1)               Stock Compensation Agreement dated July 27, 1998 between the Company and Noel J.
                     Guillama,  Dr. Martin Harrison, Michael Goldstein and Donald B. Cohen

(23.1)               Consent of Atlas, Pearlman, Trop & Borkson, P.A. included in the opinion filed as exhibit (5) hereto

(23.2)               Consents of independent certified public accountants
